Exhibit 10.6

TRADEMARK LICENSE AGREEMENT

This Agreement (“Agreement”) is entered into as of this 1st day of October, 2015, (the “Effective Date”) by and between North Dakota Farm Bureau, a non-profit corporation having its principal place of business in Fargo, North Dakota (“Farm Bureau”) and Nodak Mutual Group, an insurance company having its principal place of business in Fargo, North Dakota (“Nodak Mutual”).

Recitals

WHEREAS, approximately sixty-nine (69) years ago Farm Bureau created Nodak Mutual to provide affordable property and casualty insurance to its members;

WHEREAS, Farm Bureau has been an active non-profit organization in the State of North Dakota providing support and other services to rural North Dakota;

WHEREAS, Farm Bureau has the exclusive right to the use and benefit of the name “Farm Bureau” and the logo “FB” within the State of North Dakota;

WHEREAS, Nodak Mutual wishes to derive benefit from the association and use of the name “Farm Bureau” and related logo “FB”;

WHEREAS, Farm Bureau desires to grant to Nodak Mutual and Nodak Mutual desires to obtain a nonexclusive right to market its insurance products using the name “North Dakota Farm Bureau” and any trademarks associated with this name, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   LICENSE

a.   License Grant. Subject to the terms and conditions of this Agreement, Farm Bureau hereby grants to Nodak Mutual a nonexclusive, nontransferable license to use, copy and incorporate the name “Farm Bureau” and logo “FB” and any trademarks associated with these marks to market Nodak Mutual products, including insurance products.

b.   Ownership. Nodak Mutual acknowledges that Farm Bureau retains, and shall retain, all right, title and interest in and to the name “Farm Bureau” and related logo “FB,” subject to the usage by Nodak Mutual pursuant to this Agreement.

2.   OBLIGATIONS OF NODAK MUTUAL

a.   Name and Trademark. Nodak Mutual agrees to use the Farm Bureau name and associated trademarks in a manner consistent with the marketing of insurance products and shall display the Farm Bureau name and related trademarks in a professional manner.

3.   ROYALTY PAYMENT

a.   Payment. Nodak Mutual shall pay to Farm Bureau an annual royalty of 1.3% of written premium, with the exception of MPCI premiums, subject to a maximum royalty payment of $1,269,728 and a minimum payment of $900,000. These figures are adjusted annually based upon the June index month for the Consumer Price Index (CPI) (www.bls.gov/cpi). Information will be taken from Table A: Percent Changes in CPI for All Urban Consumers Unadjusted 12 months ended June (for the 12-month period ended June 2015 CPI was 0.1%).

4.   TERMS AND TERMINATION

a.   Term. This Agreement shall become effective as of the Effective Date and shall continue in force for a period of one (1) year, unless either party provides notice of non-renewal at least ninety (90) days prior to the renewal date.

b.   Termination. Notwithstanding the provisions of Section 4.a. above, this Agreement may be terminated by either party upon written notice to the other party:

i.  If the other party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership, or otherwise loses legal control of its business involuntarily.

ii.  If the other party is in material breach of this Agreement and such breach is not curable or has not been cured within thirty (30) days of receipt of written notice thereof from the first party.

5.   ADMINISTRATION AND CONSTRUCTION

This Agreement shall be administered and construed in accordance with the following provisions:

a.   Non-Waiver of Breach. The waiver by any party of a breach of any provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach.

b.   Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions. The Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

c.   Whole Agreement. This Agreement constitutes the complete and entire understanding of the parties concerning the subject matter of this Agreement and supersedes all prior written and oral negotiations, understandings and agreements with respect thereto.

d.   Modifications. No changes or modifications of this Agreement shall be valid unless the same be in writing and signed by all parties to this Agreement.

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e.   Persons Bound by this Agreement. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties.

f.   Governing Law. The provisions of this Agreement shall be governed by the laws of the State of North Dakota. Any arbitration, court proceedings or litigation arising out of or pertaining to this Agreement shall be venued in state district court, Cass County, North Dakota.

IN WITNESS WHEREOF, Farm Bureau and Nodak Mutual have executed this Agreement.

NORTH DAKOTA FARM BUREAU COMPANY

By
Its President

NODAK MUTUAL INSURANCE COMPANY

By	/s/Eric Aasmunstad
Its President

By	/s/Michael J. Alexander
Its Executive Vice President and CEO

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